EXHIBIT 10 (d)

                              CONSULTING AGREEMENT



         Agreement dated as of October 2, 2003, by and between MURRAY UNITED DEVELOPMENT CORP., a corporation duly organized and existing under the laws of the State of Delaware, hereinafter referred to as "Company" and GEORGE JOHNSON, residing at 2218 Jones Lane, Wilmington, DE 19810-2737 (the "Consultant").

                                    RECITALS

         A. Company wishes to contract with Consultant for the services of Consultant.

         B. Consultant is willing and qualified to perform services for the Company as described herein.

         In consideration of the above recitals, the terms and covenants of this agreement, and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   SECTION ONE
                                    SERVICES

         Consultant shall assist the Company in (a) obtaining grants and/or contracts with third parties for research and development relating to the production of photo galvanic hydrogen ( the "PGH Technology"); and (b) obtaining a patent on the technology described in United States Provisional Patent Application No. 60/488, 091 entitled "Hydrogen Generating Apparatus and Methods" (the Provisional Patent Application"). Company shall have sole discretion to establish the minimum standards necessary for the performance of the services to be rendered by Consultant under and pursuant to this agreement.

                                   SECTION TWO
                                  COMPENSATION

         Company shall compensate the Consultant by issuing to Consultant: (a) one hundred thousand (100,000) shares of its Common Stock upon receipt of contracts or grants that result in an aggregate of more than two hundred fifty thousand dollars ($250,000) of revenue to Company; and (b) one hundred thousand (100,000) shares of its Common Stock to Consultant upon the grant by the U.S. Patent and Trademark Office of a patent on the technology covered under the Provisional Patent Application. Such shares shall be "restricted" securities under federal and state securities laws and may therefore not be sold or otherwise transferred except in accordance with an exemption from the registration requirements of applicable securities laws.


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                                  SECTION THREE
                                 CONFIDENTIALITY

         Consultant agrees that (a) all knowledge and information that Consultant may receive from Company or from its employees or other consultants of Company, or by virtue of the performance of services under and pursuant to this agreement, relating to inventions, products, processes, machinery, apparatus, prices, business affairs, future plans, or technical data that belong to Company or those with whom Company has contracted regarding such information, and (b) all information provided by Consultant to Company in reports of work done, together with any other information acquired by, or as direct result of engagement of, Consultant by the Company , shall for all time and for all purposes be regarded by Consultant as strictly confidential and held by Consultant in confidence, and solely for Company's benefit and use, and shall not be used by Consultant or directly or indirectly disclosed by Consultant to any person whatsoever, except to Company or with Company's prior written permission.

                                  SECTION FOUR
                       INVENTIONS AND COPYRIGHTABLE WORKS

         A. Consultant further agrees that Consultant will promptly communicate and disclose to Company all computer programs, documentation, software, and other copyrightable works (hereinafter called "copyrightable works"), and all discoveries, improvements, and inventions (hereinafter called "inventions") conceived, reduced to practice, or made by Consultant relating to the PGH Technology. All such inventions and copyrightable works that Consultant is obligated to disclose shall be and remain entirely the property of Company or its nominees, successors, or assigns. It is agreed that all such copyrightable works and inventions are works made for hire and shall be the exclusive property of Company. Further, Consultant agrees to assign and hereby assigns to Company any rights he may have in such works


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         B. Consultant and its agents will assist Company and its nominees, successors, or assigns, on request, during and following the term of this agreement, at Company's expense, to obtain and maintain for its own benefit, patents and/or copyright registrations for any such inventions and or copyrightable works in any and all countries. Such assistance shall include, but not be limited to, executing and delivering specific assignments of any such inventions or copyrightable works, and all domestic and foreign patent rights and copyrights therein, and all other papers and documents that relate to securing and maintaining such rights, and performing all other lawful acts, as may be deemed necessary or advisable by Company or its nominees, successors, or assigns.

                                  SECTION FIVE
                            DURATION AND TERMINATION

         This agreement shall be deemed to have been effective as of July 18, 2003 and shall continue until the services described in Section One hereof have been completed; provided, however, that if the patent described in Section Two hereof has not been granted on or before July 18, 2005, the Company may, at any time after such date, notify Consultant that it is terminating this agreement without further obligation to the Consultant. The obligations of Consultant under Sections Three and Four above shall survive any expiration or termination of this agreement. On termination of this agreement, Consultant will return to Company all written information, drawings, models, and other materials or files supplied to Consultant pursuant to this agreement.

                                   SECTION SIX
                                   ASSIGNMENT

         The rights and obligations of Consultant under this agreement are personal to Consultant and may not be assigned or transferred to any other person, firm or corporation without the prior express and written consent of Company.


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                                  SECTION SEVEN
                         ENTIRE AGREEMENT; MODIFICATIONS

         The agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and any prior understanding or representation of any kind preceding the date of this agreement shall not be binding upon either party except to the extent incorporated in this agreement. Any modification of this agreement or additional obligation assumed by either party in connection with this agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

                                  SECTION EIGHT
                                  GOVERNING LAW

         It is agreed that this agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, each party to this agreement has caused it to be executed as of the date contained in the first sentence of this Agreement and to be effective as of the date specified in Section Five hereof.

                              10/02/03    /s/  George Howard Johnson
                                          ---------------------------
                                               GEORGE JOHNSON


NOTARY
SEAL

                               MURRAY UNITED DEVELOPMENT CORP.


                               By:    / s / Anthony S. Campo
                                      ------------------------------------------
                                      ANTHONY S. CAMPO, Executive Vice President



Witness                       10/2/2003         William L. Johnson


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